EXHIBIT 99.1

      Nippon Mining Holdings, Inc. Adopts 10b5-1 Plan for Shares
                        of AMIS Holdings, Inc.

    POCATELLO, Idaho--(BUSINESS WIRE)--Aug. 23, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that Nippon Mining Holdings, Inc. ("Nippon"), a significant stockholder, has adopted a pre-arranged stock trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The plan allows for the sale of up to 3,330,000 shares of AMIS common stock, in a systematic manner, over a one-year period. The plan commences on October 1, 2004.
    Nippon adopted the plan in order to diversify its assets. In accordance with the trading plan, the sales will occur from time to time, and will be under the direction of UBS Securities LLC. The shares to be sold under the plan represent 47.85 percent of the total shares currently owned by Nippon. In addition, Nippon currently holds an exercisable warrant for 4,603,032 shares of AMIS common stock.
    "AMI Semiconductor was a long-term investment for Nippon from the start and after having been involved with AMIS for nearly 16 years, they have found it necessary to diversify their portfolio," said Chris King, president and chief executive officer for AMIS Holdings, Inc. "However, since our initial public offering, AMIS has achieved positive earnings each quarter. Now, Nippon will reap the benefits of our business relationship and continue to share in AMI Semiconductor's future success."
    SEC Rule 10b5-1 allows corporate executives to establish pre-arranged plans to sell a specified number of shares of company stock in accordance with a plan schedule. These plans permit executives to change their investment portfolio gradually. This minimizes the market effects of stock sales by spreading sales out over a more extended period of time rather than carrying out sales during limited trading windows following quarterly earnings announcements. It also avoids concerns about initiating stock transactions while aware of material nonpublic information. Once a plan is established, the stockholder does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material nonpublic information that the stockholder might receive.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

    CONTACT: AMI Semiconductor
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             Tamera Drake, 208-234-6890
             Tamera_Drake@amis.com